Exhibit 99.1
Cognizant Reports First Quarter 2026 Results
Revenue growth in upper half of guidance range; double digit adjusted EPS growth year-over-year;
21% quarterly bookings growth, driven by seven large deals
•Revenue of $5.4 billion increased 5.8% year-over-year or 3.9% in constant currency1
•Operating margin of 15.6% decreased 110 basis points year-over-year; Adjusted Operating Margin1 of 15.6% increased 10 basis points year-over-year
•GAAP EPS of $1.39 increased 3.7% year-over-year; Adjusted EPS1 of $1.40 increased 13.8% year-over-year
•Trailing 12-month bookings of $29.6 billion increased 11% year-over-year, driven by 21% growth in the first quarter; 7 large deals signed in the first quarter
•2026 constant currency revenue growth guidance is unchanged at 4.0% to 6.5%
•2026 Adjusted Operating Margin guidance is increased to 16.0% to 16.2%, year-over-year expansion of 20 to 40 basis points compared to prior guidance of 10 to 30 basis points of expansion
TEANECK, N.J., April 29, 2026 - Cognizant (Nasdaq: CTSH), a leading AI builder and technology services provider, today announced its first quarter 2026 financial results.

“In a complex macroeconomic environment, we delivered first quarter revenue growth in the upper half of our guidance range, with sustained bookings momentum and Financial Services again leading performance. We signed seven large deals in the quarter and delivered over 70% large deal total contract value growth year-over-year,” said Ravi Kumar S, Chief Executive Officer. “We believe our AI builder strategy, deep industry expertise and scaled partnership ecosystem uniquely position us to bridge the 'AI Velocity Gap' by helping clients convert their significant AI investments into tangible business outcomes.”

$ in millions, except per share data	Q1 2026	Q1 2025
Revenue	$5,413	$5,115
Y/Y Change	5.8%	7.5%
Y/Y Change CC1	3.9%	8.2%
GAAP Operating Margin	15.6%	16.7%
Adjusted Operating Margin[1]	15.6%	15.5%
GAAP Diluted EPS	$1.39	$1.34
Adjusted Diluted EPS[1]	$1.40	$1.23
See "Revenue by Business Segment and Geography" section for additional revenue details and drivers of growth.
1 Constant currency ("CC") revenue growth, Adjusted Operating Margin and Adjusted Diluted Earnings Per Share ("Adjusted Diluted EPS" or "Adjusted EPS") are not measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). A full reconciliation of Adjusted Operating Margin guidance to the corresponding GAAP measure on a forward-looking basis cannot be provided without unreasonable efforts. See “About Non-GAAP Financial Measures and Performance Metrics” for more information and a partial reconciliation to the most directly comparable GAAP financial measure at the end of this release.

“In the first quarter, we achieved strong bookings growth of 21%, expanded our adjusted operating margin year-over-year and drove double-digit adjusted EPS growth that outpaced revenue,” said Jatin Dalal, Chief Financial Officer. "The Project Leap program we announced today is a key step toward accelerating our vision of the operating model of the future and funding continued investments in AI, competitive offerings and the re-skilling of our workforce.”

Bookings
On a trailing-twelve-month basis, bookings increased 11% year-over-year to $29.6 billion, which represented a book-to-bill of approximately 1.4x. Bookings in the first quarter increased 21% year-over-year. First quarter bookings included seven large deals, which are deals with total contract value of $100 million or greater, of which one was a mega deal, which is a deal with total contract value of $500 million or greater.
Employee Metrics
On a trailing-twelve months basis, Voluntary Attrition - Tech Services was 12.3% for the period ended March 31, 2026, as compared to 12.3% and 12.0% for the periods ended December 31, 2025 and March 31, 2025, respectively. Total headcount as of March 31, 2026 was 357,600, an increase of 6,000 from December 31, 2025 and 21,300 from March 31, 2025.
In the first quarter of 2026, we modified our definition of 'Voluntary Attrition - Tech Services' to exclude certain categories of negotiated separations. Prior periods disclosed have been recast to conform to the new definition.
Return of Capital to Shareholders
The Company repurchased 6.3 million shares for $427 million during the first quarter under its share repurchase program. As of March 31, 2026, there was $1.5 billion remaining under the share repurchase authorization. In April 2026, the Company declared a quarterly cash dividend of $0.33 per share for shareholders of record on May 18, 2026. This dividend will be payable on May 27, 2026.
Project Leap
In the second quarter of 2026, we introduced Project Leap, a program designed to accelerate our transformation to the operating model of the future by funding investments in our integrated offerings, AI capabilities and partnerships, reshaping productivity through competitive offerings and upskilling our workforce. By fostering a workforce that is properly sized, AI-enabled and possesses the skills required for success as well as optimizing our technology footprint, we aim to streamline operations and enhance productivity through AI-led efficiencies, creating a more agile and cost-effective operating model. This program is expected to generate in-year savings of approximately $200 million to $300 million in 2026. These expected savings, net of the investments described above, are enabling us to raise our 2026 adjusted operating margin guidance from expansion of 10 to 30 basis points to expansion of 20 to 40 basis points, in-line with our long-term aspiration to expand margins.

In connection with Project Leap, we expect to record costs of $230 million to $320 million, with substantially all of the costs expected to be incurred in 2026. This consists of $200 million to $270 million of employee severance and other personnel related costs and $30 million to $50 million of other charges.

Second Quarter and Full-Year 2026 Guidance2
(all growth rates year-over-year)
•Second quarter revenue is expected to be $5.45 to $5.52 billion, growth of 3.8% to 5.3%, or 3.2% to 4.7% in constant currency.
•Full-year 2026 revenue is expected to be $22.11 to $22.64 billion, growth of 4.8% to 7.3%, or 4.0% to 6.5% in constant currency.
•Full-year 2026 Adjusted Operating Margin3 is expected to be approximately 16.0% to 16.2%, or 20 to 40 basis points of expansion.
•Full-year 2026 Adjusted Diluted EPS3 is expected to be in the range of $5.63 to $5.77, growth of 7% to 9%.

Select Company, Client and Partnership Announcements
Cognizant is building a portfolio of capabilities combined with deep domain expertise to harness and advance an AI-led future. Cognizant’s progress has been accelerated through client agreements, platform enhancements, and partnerships. Recent announcements include:
Client Announcements
•Joined the J.P. Morgan Payments Consultant Implementation Program (PCIP), a trusted network of resources that helps J.P. Morgan clients modernize their business by unifying technology and treasury with implementations guided by the expertise of J.P. Morgan and its partners. Cognizant will offer enhanced connectivity to help mutual clients connect J.P. Morgan Payments solutions to their treasury management system (TMS) and enterprise resource planning (ERP) platforms.
•Signed a three-year strategic agreement with DAMAC Group, a UAE-based global conglomerate encompassing a diverse portfolio across various industries, to transform IT operations and elevate customer experience. The engagement encompasses a wide spectrum of IT infrastructure services and application services across DAMAC's ecosystem, including digital and e-commerce platforms, CRM, core enterprise systems, data platforms, and AI-led initiatives.
•Expanded its agreement with Wallenius Wilhelmsen, a leading global provider of shipping and vehicle logistics, to support the company with technology services covering core applications and infrastructure. By applying its expertise in modernizing legacy portfolios and introducing practical AI-driven efficiencies, Cognizant is working to support Wallenius Wilhelmsen's work to simplify its digital operations and build a stronger digital foundation.
Platform Enhancements and Partnerships
•Announced it has been named among a select group of partners chosen by OpenAI to scale the impact of Codex across enterprise clients worldwide. Cognizant is embedding Codex directly into its engineering workflows across its Software Engineering Group, with the goal of making it a standardized capability for how Cognizant builds and delivers software.

2 Guidance as of April 29, 2026
3 A full reconciliation of Adjusted Operating Margin and Adjusted Diluted EPS guidance to the corresponding GAAP measures on a forward-looking basis cannot be provided without unreasonable efforts. See “About Non-GAAP Financial Measures and Performance Metrics” for more information and a partial reconciliation to the most directly comparable GAAP financial measures at the end of this release.

•Announced the launch of Agentic Retail CX, a new AI-powered contact center solution built on Google Cloud’s Gemini Enterprise for Customer Experience (CX). Designed specifically for retailers, the solution helps brands deliver personalized, omnichannel experiences while reducing operational costs, improving employee productivity and accelerating the adoption of agentic AI across the retail value chain.
•Established a dedicated Gemini Enterprise Practice, in collaboration with Google Cloud, to accelerate enterprise adoption of Gemini Enterprise at scale. Cognizant has also been designated by Google Cloud as a Diamond partner, the highest tier in the Google Cloud partner program, in recognition of its AI Builder approach. Under the program, Cognizant plans to deploy forward-deployed engineers, senior engineering talent embedded directly within client environments, working in close collaboration with Google Cloud's teams.
•Partnered with Palantir to accelerate AI-driven modernization in healthcare and enterprise operations. Cognizant will leverage Palantir Foundry and Palantir Artificial Intelligence Platform (AIP) to advance AI integration within Cognizant's TriZetto healthcare business, while jointly pursuing broader enterprise AI transformation opportunities for clients across industries.
•Announced that its AI Lab has received three new U.S. patents, bringing its total number of patents to 65 in the U.S. and 88 globally. The newly granted patents build on the lab’s work in areas such as human-AI collaboration for decision-making and deep learning for specialized tasks.
•Cognizant AI Lab unveiled in four new research papers how the company is fine-tuning large language models (LLMs) using evolution strategies. The papers introduce training methods that help LLMs handle more complex reasoning tasks while running more efficiently with fewer computing resources.
•Expanded AI infrastructure capabilities with launch of Cognizant AI Factory, a multi-tenant, enterprise-grade offering powered by Dell Technologies and NVIDIA AI infrastructure and software platform. Cognizant's proprietary Fractional GPU technology, interoperable with NVIDIA Multi-Instance GPU, enables secure, isolated GPU "slices" that allow multiple business units to run AI workloads concurrently in a unified environment. Dell Technologies' proven expertise in delivering secure, scalable and high-performing AI infrastructure aim to help Cognizant AI Factory meet the rigorous demands of enterprise AI workloads.
•Unveiled Cognizant Skillspring™, a multimodal, AI-native, conversational learning platform designed to redefine learning in the AI era and help businesses cultivate AI-ready talent at scale. Cognizant Skillspring uses AI agent-driven tutoring and content creation to deliver high-quality, personalized learning across large workforces while helping organizations manage learning and development costs more efficiently.
•Belcan, a Cognizant company, announced that Belcan Government Solutions (BGS) was selected as one of America's outstanding Navy Reserve employers for 2026 in recognition of their exceptional support of reservists.

Select Company Recognition, Announcements, and Analyst Ratings
•Announced the launch of the Cognizant Innovation Network, a corporate investment arm focused on backing early to mid-stage enterprise software startups. The initiative aims to accelerate Cognizant's ability to identify breakthrough technologies and integrate them into solutions for its Global 2000 client base.
•Appointed by the UK Department for Science, Innovation and Technology (DSIT) as an industry partner to the Government's TechFirst program, aimed at helping young people from all backgrounds find careers in technology as part of the UK AI Opportunities Action Plan. Cognizant aims to provide 100 work placements to undergraduate and master's students, aligned to the Digital & Technology Sector Plan's six frontier industries as outlined in the Government's UK Industrial Strategy. Building on the success of its Synapse initiative, Cognizant also aims to support 1,000 volunteering hours to inspire and mentor the next generation of tech talent across UK schools and colleges.
•Recognized on Fortune's list of "America's Most Innovative Companies 2026" for the fourth consecutive year. Fortune and Statista evaluated America's Most Innovative Companies 2026 across three dimensions: product innovation, process innovation and innovation culture. Patent activity was also analyzed and factored into the final score.
•Named one of America's Greatest Workplaces for Entry Level 2026 by Newsweek and Plant-A Insights Group. The study evaluated employers across categories most meaningful to early-career professionals, including work-life balance and corporate culture to career progression. With more than 610,000 company reviews collected in 2025 and 75,000 interviews from previous studies, the survey ranks among the largest independent evaluations of the entry-level workforce in the United States.
•Achieved recognition as one of the 2026 World's Most Ethical Companies® by Ethisphere, a global leader in defining and advancing the standards of ethical business practices. This award celebrates companies that demonstrate a commitment to ethical business practices through robust programs that positively impact employees, communities and broader stakeholders as well as contributing to sustainable, long-term business growth.
•Recognized as a Leader by Everest Group® in:
◦Digital Workplace Services PEAK Matrix® Assessment, 2026 – Mid-Market Enterprises
◦Healthcare Payer Intelligent Operations PEAK Matrix® Assessment, 2026
◦Duck Creek Services PEAK Matrix® Assessment, 2026
•Market Leader in HFS Horizons:
◦Next-Gen IT Infrastructure Services, 2026 Report
◦Agentic Services, 2026 Report
•A Leader in IDC MarketScape:
◦Worldwide Data Modernization Services Providers for Retail and Restaurants 2026 Vendor Assessment, doc #US53010625, March 2026
•Leadership in ISG Provider Lens™:
◦Oracle Ecosystem Partners, 2025 – US

•A Leader in The Forrester Wave™4
◦Microsoft Business Application Services, Q1 2026
•Leadership in Avasant’s RadarView:
◦End-User Computing Services, 2026
◦Hybrid Enterprise Cloud Services, 2026
◦Life Sciences Digital Services, 2026
◦Benelux Digital Services, 2026
•A Leader in NelsonHall GenAI & Process Automation in Banking NEAT Evaluation

Conference Call
Cognizant will host a conference call on April 29, 2026, at 8:30 a.m. (Eastern) to discuss the Company’s first quarter 2026 results. To listen to the conference call, please dial (877) 810-9510 (domestic) or +1 (201) 493-6778 (international) and provide the following conference passcode: “Cognizant Call.”
The conference call will also be available live on the Investor Relations section of the Cognizant website at http://investors.cognizant.com. An earnings supplement will also be available on the Cognizant website at the time of the conference call. For those who cannot access the live broadcast, a replay will be available. To listen to the replay, please dial (877) 660-6853 (domestically) or +1 (201) 612-7415 (internationally) and enter 13759205 beginning two hours after the end of the call until 11:59 p.m. (Eastern) on Wednesday, May 13, 2026. The replay will also be available at Cognizant’s website www.cognizant.com for 60 days following the call.
About Cognizant
Cognizant (Nasdaq: CTSH) is an AI builder and technology services provider, building the bridge between AI investment and enterprise value by building full-stack AI solutions for our clients. Our deep industry, process and engineering expertise enables us to build an organization's unique context into technology systems that amplify human potential, realize tangible returns and keep global enterprises ahead in a fast-changing world. See how at www.cognizant.com or @cognizant.
4 Forrester does not endorse any company, product, brand, or service included in its research publications and does not advise any person to select the products or services of any company or brand based on the ratings included in such publications. Information is based on the best available resources. Opinions reflect judgment at the time and are subject to change. For more information, read about Forrester’s objectivity here.

Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks, uncertainties and assumptions as to future events that may not prove to be accurate. These statements include, but are not limited to, express or implied forward-looking statements relating to our strategy, strategic partnerships and collaborations, competitive position and opportunities in the marketplace, investment in and growth of our business, the pace and magnitude of change and client needs related to generative AI, the effectiveness of our recruiting and talent efforts and related costs, labor market trends, the anticipated amount of capital to be returned to shareholders, our anticipated financial performance, matters related to Project Leap, expectations related to our pending acquisition of Astreya, and other statements regarding matters that are not historical facts. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, the competitive and rapidly changing nature of the markets we compete in, our ability to successfully use AI-based technologies and the impact those technologies may have on the demand and terms for our services, the competitive marketplace for talent and its impact on employee recruitment and retention, legal, reputational and financial risks resulting from cyberattacks, changes in the regulatory environment, including with respect to immigration, trade and taxes, and the other factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures and Performance Metrics

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with GAAP, this press release includes references to the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: Adjusted Operating Margin, Adjusted Net Income, Adjusted Diluted EPS (or Adjusted EPS), free cash flow, net cash and constant currency revenue growth. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of our non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Our non-GAAP financial measures Adjusted Operating Margin and Adjusted Income from Operations exclude unusual items, such as the gain on sale of property and equipment in the first quarter of 2025. Our non-GAAP financial measures Adjusted Net Income and Adjusted Diluted EPS exclude unusual items, such as the gain on sale of property and equipment, net non-operating foreign currency exchange gains or losses and the tax impact of all the applicable adjustments. The income tax impact of each item excluded from Adjusted Net Income and Adjusted Diluted EPS is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred. Free cash flow is defined as cash flows from operating activities plus proceeds from sale of property and equipment, net of purchases of property and equipment. Net cash is defined as cash and cash equivalents and short-term investments less short-term and long-term debt. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period's reported revenues.
Management believes providing investors with an operating view consistent with how we manage the Company provides enhanced transparency into our operating results. For our internal management reporting and budgeting purposes, we use various GAAP and non-GAAP financial measures for financial and operational decision-making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Accordingly, we believe that the presentation of our non-GAAP measures, which exclude certain costs, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.
A limitation of using non-GAAP financial measures versus financial measures calculated in accordance with GAAP is that non-GAAP financial measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and may exclude costs that are recurring such as our net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from our non-GAAP financial measures to allow investors to evaluate such non-GAAP financial measures.

Performance Metrics
Bookings are defined as total contract value (or TCV) of new contracts, including new contract sales as well as renewals and expansions of existing contracts. Bookings can vary significantly quarter to quarter depending in part on the timing of the signing of a small number of large contracts. Our book-to-bill ratio is defined as bookings for the trailing twelve months divided by revenue for the same period. Measuring bookings involves the use of estimates and judgments and there are no independent standards or requirements governing the calculation of bookings. The extent and timing of conversion of bookings to revenues may be impacted by, among other factors, the types of services and solutions sold, contract duration, the pace of client spending, actual volumes of services delivered as compared to the volumes anticipated at the time of sale, and contract modifications, including terminations, over the lifetime of a contract. The majority of our contracts are terminable by the client on short notice often without penalty, and some without notice. We do not update our bookings for subsequent terminations, reductions or foreign currency exchange rate fluctuations. Information regarding our bookings is not comparable to, nor should it be substituted for, an analysis of our reported revenues. However, management believes that it is a key indicator of potential future revenues and provides a useful indicator of the volume of our business over time. Large deals and mega deals are defined as deals with a total contract value of $100 million or greater and $500 million or greater, respectively.

Investor Relations Contact:	Media Contact:
Tyler Scott	Jeff DeMarrais
SVP, Investor Relations	SVP, Corporate Communications
+1 551-220-8246	+1 475-223-2298
Tyler.Scott@cognizant.com	Jeff.DeMarrais@cognizant.com
- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in millions, except per share data)	Three Months Ended March 31,
	2026	2025
Revenues	$5,413	$5,115
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	3,638	3,397
Selling, general and administrative expenses	791	791
Depreciation and amortization expense	141	136
(Gain) on sale of property and equipment	—	(62)
Income from operations	843	853
Other income (expense), net:
Interest income	22	30
Interest expense	(7)	(12)
Foreign currency exchange gains (losses), net	18	2
Other, net	(9)	(1)
Total other income (expense), net	24	19
Income before provision for income taxes	867	872
Provision for income taxes	(208)	(213)
Income (loss) from equity method investment	3	4
Net income	$662	$663
Basic earnings per share	$1.39	$1.34
Diluted earnings per share	$1.39	$1.34
Weighted average number of common shares outstanding - Basic	477	494
Dilutive effect of shares issuable under stock-based compensation plans	—	1
Weighted average number of common shares outstanding - Diluted	477	495

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

(in millions, except par values)	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$1,504	$1,901
Short-term investments	13	13
Trade accounts receivable, net	4,609	4,439
Other current assets	1,709	1,465
Total current assets	7,835	7,818
Property and equipment, net	955	933
Operating lease assets, net	539	573
Goodwill	7,681	7,106
Intangible assets, net	1,485	1,417
Deferred income tax assets, net	853	967
Long-term investments	113	111
Other noncurrent assets	1,039	1,767
Total assets	$20,500	$20,692
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$363	$308
Deferred revenue	580	501
Short-term debt	33	33
Operating lease liabilities	140	153
Accrued expenses and other current liabilities	2,404	2,664
Total current liabilities	3,520	3,659
Deferred revenue, noncurrent	37	37
Operating lease liabilities, noncurrent	384	423
Deferred income tax liabilities, net	195	168
Long-term debt	535	543
Other noncurrent liabilities	761	847
Total liabilities	5,432	5,677
Stockholders’ equity:
Preferred stock, $0.10 par value, 15 shares authorized, none issued	—	—
Class A common stock, $0.01 par value, 1,000 shares authorized, 474 and 479 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	5	5
Additional paid-in capital	17	12
Retained earnings	15,272	15,158
Accumulated other comprehensive income (loss)	(226)	(160)
Total stockholders’ equity	15,068	15,015
Total liabilities and stockholders’ equity	$20,500	$20,692

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Reconciliations of Non-GAAP Financial Measures
(Unaudited)

(dollars in millions, except per share amounts)	Three Months Ended March 31,		Guidance
	2026	2025	Full Year 2026 (1)
GAAP income from operations	$843	$853
(Gain) on sale of property and equipment(a)	—	(62)
Adjusted Income From Operations	$843	$791

GAAP operating margin	15.6%	16.7%
Project Leap charges(b)	—	—	1.0% - 1.5%
(Gain) on sale of property and equipment(a)	—	(1.2)	—
Adjusted Operating Margin	15.6%	15.5%	16.0% - 16.2%

GAAP net income	$662	$663
Effect of adjustments to income from operations, pre-tax	—	(62)
Non-operating foreign currency exchange (gains) losses, pre-tax(c)	(18)	(2)
Tax effect of above adjustments(d)	22	12
Adjusted Net Income	$666	$611

GAAP diluted earnings per share	$1.39	$1.34
Effect of gain on sale of property and equipment, pre-tax	—	(0.13)	—
Non-operating foreign currency exchange (gains) losses, pre-tax(c)	(0.04)	—	(c)
Tax effect of above adjustments(d)	0.05	0.02	(c)
Effect of Project Leap charges, pre-tax	—	—	$0.49 - $0.68
Tax effect of Project Leap charges	—	—	($0.13) - ($0.18)
Adjusted Diluted Earnings Per Share	$1.40	$1.23	$5.63 - $5.77
(1) A full reconciliation of Adjusted Operating Margin and Adjusted Diluted Earnings Per Share guidance to the corresponding GAAP measures on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to unusual items, net non-operating foreign currency exchange gains or losses and the tax effects of these adjustments, and such adjustments may be significant.
Notes:
(a)During the three months ended March 31, 2025, we realized a gain on the sale of an office complex in India, which was reported in "(Gain) on sale of property and equipment" on our unaudited consolidated statement of operations.
(b)In the second quarter of 2026, we introduced Project Leap, in connection with which we expect to record costs of $230 million to $320 million, with substantially all of the costs expected to be incurred in 2026. This consists of $200 million to $270 million of employee severance and other personnel related costs and approximately $30 million to $50 million of other charges. The estimates of the charges and expenditures that we expect to incur in connection with Project Leap, and the timing thereof, are subject to a number of assumptions, including local law requirements in various jurisdictions, and actual amounts may differ materially from estimates. In addition, we may incur other charges or cash expenditures not currently contemplated due to unanticipated events that may occur in connection with Project Leap.
(c)Non-operating foreign currency exchange gains and losses, inclusive of gains and losses related to foreign exchange forward contracts not designated as hedging instruments for accounting purposes, are reported in "Foreign currency exchange gains (losses), net" in our unaudited consolidated statements of operations. Non-operating foreign currency exchange gains and losses are subject to high variability and low visibility and therefore cannot be provided on a forward-

looking basis without unreasonable efforts.
(d)Presented below are the tax impacts of our non-GAAP adjustment to pre-tax income for the:

(in millions)	Three Months Ended March 31,
	2026	2025
Non-GAAP income tax benefit (expense) related to:
Gain on sale of property and equipment	$—	$(9)
Foreign currency exchange gains and losses	(22)	(3)
The effective tax rate related to non-operating foreign currency exchange gains and losses varies depending on the jurisdictions in which such income and expenses are generated and the statutory rates applicable in those jurisdictions. As such, the income tax effect of non-operating foreign currency exchange gains and losses shown in the above table may not appear proportionate to the net pre-tax foreign currency exchange gains and losses reported in our unaudited consolidated statements of operations.
Reconciliations of Net Cash
(Unaudited)

(in millions)	March 31, 2026	December 31, 2025
Cash and cash equivalents(a)	$1,504	$1,901
Short-term investments	13	13
Less:
Short-term debt	33	33
Long-term debt	535	543
Net cash(a)	$949	$1,338
Notes:
(a)Cash and cash equivalents as of December 31, 2025 excludes $733 million of restricted cash related to our acquisition of 3Cloud which was reported in "Other noncurrent assets" on our unaudited consolidated statement of financial position.

The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Refer to the “About Non-GAAP Financial Measures and Performance Metrics” section of our press release for further information on the use of these Non-GAAP measures.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Revenue by Business Segment and Geography
(Unaudited)

(dollars in millions)	Three Months Ended March 31, 2026
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Health Sciences	$1,579	29.2%	0.5%	(0.9)%
Financial Services (c)	1,644	30.4%	12.4%	10.2%
Products and Resources (c)	1,321	24.4%	3.4%	1.1%
Communications, Media and Technology (c)	869	16.0%	8.1%	6.5%
Total Revenues (b)(c)	$5,413		5.8%	3.9%
Revenues by Geography:
North America (b)(c)	$4,052	74.9%	5.1%	4.9%
United Kingdom	509	9.4%	11.4%	4.6%
Continental Europe	530	9.8%	7.5%	(3.1)%
Europe - Total	1,039	19.2%	9.4%	0.6%
Rest of World	322	5.9%	3.5%	1.5%
Total Revenues (b)(c)	$5,413		5.8%	3.9%

Notes:
(a)Constant currency revenue growth is not a measure of financial performance prepared in accordance with GAAP. See “About Non-GAAP Financial Measures and Performance Metrics” section of our press release for further information.
(b)For the quarter ended March 31, 2026, revenues from our recently completed acquisition contributed approximately 90 basis points to overall revenue growth, across all segments in North America.
(c)For the quarter ended March 31, 2026, the sale of third-party products, primarily in North America, in connection with our integrated offerings strategy, contributed approximately 140 basis points to overall revenue growth. These sales contributed 1,000 basis points of growth to our Communications Media and Technology segment and 250 basis points growth to our Financial Services segment, while negatively impacting growth in our Health Sciences segment by 300 basis points.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in millions)	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$662	$663
Adjustments for non-cash income and expenses	292	164
Changes in operating assets and liabilities, net of effects of businesses acquired	(680)	(427)
Net cash provided by operating activities	274	400
Cash flows from investing activities:
Purchases of property and equipment	(76)	(77)
Proceeds from sale of property and equipment	—	70
Payments for business combinations, net of cash acquired	(730)	—
Net cash (used in) investing activities	(806)	(7)
Cash flows from financing activities:
Issuance of common stock under stock-based compensation plans	17	19
Repurchases of common stock	(444)	(209)
Net change in term loan borrowings and finance leases	(11)	(12)
Repayment of notes outstanding under the revolving credit facility	—	(300)
Dividends paid	(159)	(155)
Net cash (used in) financing activities	(597)	(657)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	13
(Decrease) in cash, cash equivalents and restricted cash	(1,130)	(251)
Cash, cash equivalents and restricted cash, beginning of period	2,634	2,231
Cash and cash equivalents, end of period	$1,504	$1,980

SUPPLEMENTAL CASH FLOW INFORMATION

(in millions)	Three Months Ended March 31,
Stock Repurchases under Board of Directors' authorized stock repurchase program:	2026	2025
Number of shares repurchased	6.3	2.3

Remaining authorized balance as of March 31, 2026	$1,491

Reconciliation of Free Cash Flow Non-GAAP Financial Measure

(in millions)	Three Months Ended March 31,
	2026	2025
Net cash provided by operating activities	$274	$400
Purchases of property and equipment	(76)	(77)
Proceeds from sale of property and equipment	—	70
Free cash flow	$198	$393